DEBENTURE

                               OF

                 TOUCHTUNES DIGITAL JUKEBOX INC.
                         (the "Company")


Holder:          SOFINOV SOCIETE FINANCIERE D'INNOVATION INC. (the "Holder")

Capital:         US $700,000 (the "Capital")

Maturity Date:   On Demand, After the Occurrence of an Event of Default


1.     AMOUNT OF THE DEBENTURE

1.1 The Company, for value received, hereby promises to pay to the Holder at the head office of the Holder or at any other address which the Holder indicates to the Company in writing, upon presentation and delivery of this debenture (the "Debenture"), the Capital of this Debenture in one single instalment, in lawful money of Canada, upon the demand of the Holder, provided that the Holder shall only be entitled to demand such payment after the occurrence of an event of default mentioned in subsection 5.1 of these presents.


2.     INTEREST

2.1 The Capital outstanding from time to time shall bear interest at an annual rate of 12%, calculated monthly in arrears and computed on a 365-day year. Interest shall be payable in one single instalment concurrently with the payment of the Capital of this Debenture in accordance with subsection 1.1 of these presents.


3.     PREPAYMENT PROHIBITTED

3.1 The Company shall not be permitted to prepay the Capital or interest under the Debenture without the prior written consent of the Holder.


4.     COVENANTS

4.1 Affirmative Covenants of the Company. So long as any amount of Capital is outstanding under the Debenture and except as otherwise permitted in writing by the Holder, the Company shall:

4.1.1 do or cause to be done all things necessary to keep in full force and effect its corporate existence and all properties, rights, franchises, licenses and qualifications required to carry on its business in each jurisdiction in which it shall own property or carry on business from time to time;

4.1.2 maintain insurance with responsible insurers of such types, in such amounts and against such risks as is appropriate and customary for a company engaged in similar businesses;



4.1.3 comply with all applicable governmental restrictions and regulations and obtain and maintain in good standing all licenses, permits and approvals required in respect of its operations from any and all governments, governmental commissions, boards or agencies of jurisdictions in which it carries on business;

4.1.4 forthwith notify the Holder of the occurrence of any event of default within the meaning of Section 5 of these presents or any event of which it is aware which with notice or lapse of time or both would constitute such an event of default;

4.1.5 comply with all of its obligations under the various agreements entered into between the Company and the Holder prior to, on and after the date hereof (collectively, the "Material Agreements"), including, without limitation, (i) the Shareholders Agreement (the "Shareholders Agreement") entered into among the Company, the Holder, Technical Maintenance Corporation and Societe Innovatech du Grand Montreal ("Innovatech") on March 24, 1997, (ii) the Share Subscription Agreement entered into among the Company, the Holder and Innovatech on March 21, 1997 and (iii) the Debenture Subscription Agreement (the "Debenture Subscription Agreement") entered into among the Company, the Holder and Innovatech on February 11, 1998.

4.2 Negative Covenants of the Company. So long as any amount of Capital is outstanding under the Debenture and except with the prior written consent of the Holder or as otherwise permitted, the Company will not:

4.2.1 create or permit to exist any security interest in its assets, business or properties, except (i) security interests in respect of borrowings of money from its bankers or other reputable commercial lenders in respect of the financing of its individual juke-boxes and other equipment in the manner set forth in its Business Plan as adopted by the board from time to time or (ii) in connection with the issuance by the Company to Innovatech and the Holder of debentures in substance and form similar to this Debenture in an aggregate principal amount of US$10,000,000 in accordance with the provisions of the Debenture Subscription Agreement;

4.2.2 directly or indirectly make loans or advances to or investments in or repay loans owing to or give security for or guarantee the debts and obligations of, any other person, except in the ordinary course of business to arm's length third parties;

4.2.3  redeem, repurchase or acquire any of its outstanding share capital;

4.2.4 declare or pay any dividends, make any distribution to shareholders or set aside funds for any of the foregoing purposes;

4.2.5 sell, lease, assign, transfer or otherwise dispose of, any material asset, whether now owned or hereafter acquired, except in the ordinary course of business;

4.2.6 change, in any material respect, its business or the manner in which same is carried on; or

4.2.7 take any action resulting in a fundamental change of the types referred to in Section 173 of the Canada Business Corporations Act.



5.     EVENTS OF DEFAULT

5.1 The Company will be in default hereunder if any of the following events occurs:

5.1.1 the Company fails to fulfil any of its obligations to pay contemplated in subsections 1.1 or 2.1 of these presents, within five (5) days after receiving written notice of such failure;

5.1.2 the Company fails to fulfil any of its other obligations hereunder, within thirty (30) days after receiving written notice of such failure;

5.1.3 the Company fails to fulfil any of its obligations under any of the Material Agreements, within the applicable cure period (if any) provided for in such Material Agreement after receiving written notice of such failure or, if no cure period is specified, within thirty (30) days after receiving written notice of such failure;

5.1.4 the Company makes an assignment for benefit of its creditors or is declared bankrupt or is the object of a receiving order or files a notice of intention to make a proposal pursuant to the Bankruptcy and Insolvency Act (Canada) or submits a proposal to its creditors or takes advantage of the Companies Creditors Arrangement Act (R.S.C. 1985, ch. C-36) or any other legislation governing bankruptcy or insolvency;

5.1.5 an order is rendered or a resolution is adopted requiring the liquidation or dissolution of the Company;

5.1.6 a third party having security on the assets of the Company takes possession of same or proceedings in execution of any final judgment are instituted against the Company and such taking of possession is not stayed within the following ten (10) days, or such proceedings in execution are not stayed within the following twenty (20) days with respect to execution on movable property or within the following sixty
       (60) days with respect to execution on immovable property;

5.1.7 a default occurs pursuant to any term debt instrument or agreement of the Company, whether such instrument or agreement exists at the date of these presents or is executed subsequently, which results in the acceleration of the indebtedness evidenced thereby, unless such indebtedness is reimbursed within two (2) business days of such default;

5.1.8 a representation or warranty made in writing by the Company to the Holder or for its benefit in connection with the issuance of the Debenture (including, but not limited to, those representations and warranties contained in the Debenture Subscription Agreement) proves to be false or inaccurate in any material respect.

5.2 Upon the occurrence of an event of default mentioned in these presents, the Holder may declare the unpaid Capital of the Debenture, as well as all accrued and unpaid interest on the Debenture, to be immediately due and payable and the Holder may thereupon exercise all its rights pursuant to these presents and at law, the whole without need of a demand or other notice, which the Company hereby waives.





6.     GENERAL PROVISIONS

6.1 Notice. All notices, requests, demands and other communications contemplated herein shall be given in writing by personal delivery or transmitted by telecopier or mailed by registered mail correctly stamped to the last address of the Holder known by the Company and, in the case of the latter, to 3 Place du Commerce, 4th Floor, Nun's Island, Quebec, telecopier: (514) 762-6483, to the attention of Guy Nathan. Any such notice, request, demand or communication shall be deemed to have been received on the first business day after personal delivery or its transmission by telecopier or on the third business day after its mailing, as the case may be.

6.2 Mutilated or Lost Debenture. If this Debenture is stolen, lost, mutilated or destroyed, the Company shall, on such reasonable terms as to indemnity or otherwise as it may in its discretion impose, issue a new Debenture of like denomination, tenor and date as the Debenture so stolen, lost, mutilated or destroyed.

6.3 Recourses. The exercise by the Holder of any recourse under this Debenture shall not preclude the Holder from exercising any other recourse provided herein or by law. All the recourses of the Holder are cumulative and not alternative. The non-exercise by the Holder of any of its recourses shall not constitute a renunciation of the exercise of such recourse at a later date.

6.4 Invalid Provisions. If any provision hereof is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair any other provision hereof.

6.5 Modification. This Debenture cannot be modified or otherwise amended unless the Holder gives its written approval.

6.6 Applicable Law. This Debenture is governed by the laws of the Province of Quebec and the federal laws of Canada applicable therein.

6.7 Negotiability. Notwithstanding the provisions of the Shareholders Agreement, this Debenture shall be negotiable, provided that the Holder provides the Company with written notice of any transfer of this Debenture.

6.8 Language. The Holder, by accepting this Debenture, confirms having expressly requested that this Debenture and all documents and notices relating hereto be drafted in English and French. The Holder, by accepting this Debenture, and the Company expressly agree that in the event of any misunderstanding, dispute or controversy (collectively, a "Dispute") between them with respect to any of the provisions of this Debenture, the French version of this Debenture will have precedence and be the only version to apply and be used for the resolution of such Dispute. As an exception only, and recognizing the principle that the French version shall have precedence, if a Dispute arises between the Holder and the Company in connection with the interpretation given to any provision of this Debenture, any court or arbitrator before which any such Dispute is referred for resolution will be permitted to refer to the English version of this Debenture in order to determine the intention of the parties at the time the provisions of this Debenture



       were drafted. The Holder, by accepting this Debenture, confirms having expressly requested that this version of this Debenture and all documents and notices relating hereto be drafted in English. Le porteur, en acceptant cette version de cette obligation, confirme avoir requis que celui-ci et tous les documents et avis qui y sont afferents soient rediges en anglais.


       IN WITNESS WHEREOF, the Company has executed this Debenture at Montreal, this 2nd day of November, 1998.


                         TOUCHTUNES DIGITAL JUKEBOX INC.


                         Per: /s/Tony Mastronardi
                              --------------------